                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material under Rule 14a-12
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant) Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [VORNADO LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                                 ------------ V
                                  ------------
                                    2 0 0 0

                                 [VORNADO LOGO]
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2000
                            ------------------------

To our Shareholders:

     The Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 31, 2000, beginning at 12:00 p.m., local time, for the following purposes:

     (1) The election of three persons to the Board of Trustees of the Company, each for a term of three years;

     (2) The approval of an amendment to the Company's Omnibus Share Plan; and

     (3) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the Bylaws of the Company, the Board of Trustees of the Company has fixed the close of business on April 20, 2000, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

                            By Order of the Board of Trustees,

                            Larry Portal
                            Assistant Secretary

                                 [VORNADO LOGO]
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2000
                            ------------------------

     The enclosed proxy is being solicited by the Board of Trustees (the "Board") of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 31, 2000 (the "Annual Meeting"). The proxy may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only shareholders of record at the close of business on April 20, 2000 are entitled to notice of and to vote at the Annual Meeting. There were on such date 86,541,288 common shares of beneficial interest, par value $.04 per share (the "Shares"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The principal executive office of the Company is located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663. The accompanying notice of the annual meeting of shareholders, this proxy statement and the enclosed proxy will be mailed on or about May 8, 2000 to the Company's shareholders of record as of the close of business on April 20, 2000.

                              ELECTION OF TRUSTEES

     The Amended and Restated Declaration of Trust of the Company, as amended (the "Declaration of Trust"), provides that the Board shall be divided into three classes, as nearly equal in number as possible. One class of trustees is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the three nominees listed below as trustees for a three year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Company's Bylaws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a trustee. Under Maryland law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but will not be counted as votes cast in the election of trustees and thus will have no effect on the result of the vote.

     The following table sets forth the nominees (all of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a trustee of the Company or a director of its predecessor, Vornado, Inc.

                                                         YEAR
                               PRINCIPAL OCCUPATION      TERM
                               AND PRESENT POSITION      WILL    INITIAL
        NAME           AGE       WITH THE COMPANY       EXPIRE   ELECTION
        ----           ---     --------------------     ------   --------
NOMINEES FOR ELECTION TO SERVE AS TRUSTEES UNTIL THE
ANNUAL MEETING IN 2003
------------------------------------------------------
Steven Roth(1)         58    Chairman of the Board and   2000      1979
                             Chief Executive Officer
                             of the Company; Managing
                             General Partner of
                             Interstate Properties
                             ("Interstate")
Michael D.
  Fascitelli(1)        43    President of the Company    2000      1996
Russell B. Wight,
  Jr.(1)               60    A general partner of        2000      1979
                             Interstate

PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL
MEETING IN 2002
------------------------------------------------------
Stanley
  Simon(1)(2)(3)       82    Owner of Stanley Simon      2002      1960
                             and Associates,
                             management and financial
                             consultants
Ronald Targan(4)       73    A member of the law firm    2002      1980
                             of Schechner and Targan,
                             P.A.; President of Malt
                             Products Corporation of
                             New Jersey, a producer of
                             malt syrup

                                                         YEAR
                               PRINCIPAL OCCUPATION      TERM
                               AND PRESENT POSITION      WILL    INITIAL
        NAME           AGE       WITH THE COMPANY       EXPIRE   ELECTION
        ----           ---     --------------------     ------   --------
PRESENT TRUSTEES ELECTED TO SERVE UNTIL THE ANNUAL
MEETING IN 2001
------------------------------------------------------
David
  Mandelbaum(2)(4)     64    A member of the law firm    2001      1979
                             of Mandelbaum &
                             Mandelbaum, P.C.; a
                             general partner of
                             Interstate
Richard West(2)(3)     62    Dean Emeritus, Leonard N.   2001      1982
                             Stern School of Business,
                             New York University

---------------
(1) Member of the Executive Committee of the Board of the Company.

(2) Member of the Audit Committee of the Board of the Company.

(3) Member of the Compensation Committee of the Board of the Company.

(4) Effective May 31, 2000, Ronald Targan will replace David Mandelbaum on the Audit Committee.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board of the Company since April 1980. Since 1968, he has been a general partner of Interstate and, more recently, he has been Managing General Partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's, Inc. ("Alexander's") and Capital Trust, Inc. and Chairman of the Board of Directors and Chief Executive Officer of Vornado Operating Company ("Vornado Operating").

     Mr. Fascitelli became the President and a Trustee of the Company on December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co., in charge of its real estate practice and was a vice president there prior to 1992. He is also a director of

Alexander's and a director and President of Vornado Operating.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's, Vornado Operating and Insituform Technologies, Inc.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958.

     Mr. Targan has been President of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. Mandelbaum has been a member of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's.

     Mr. West is Dean Emeritus at the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a director or a trustee of Vornado Operating, Alexander's, Bowne & Co., Inc. and various investment companies managed by Merrill Lynch Asset Management, Inc. or Hotchkis & Wiley, both affiliates of Merrill Lynch & Co.

     Interstate is a New Jersey partnership formed in 1968. Messrs. Roth, Wight and Mandelbaum have at all times been the general partners of Interstate. Interstate is an owner of shopping centers and an investor in securities and partnerships.

     The Company is not aware of any family relationships among any trustees or executive officers of the Company or person nominated or chosen by the Company to become a trustee or executive officer. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate and in other businesses. Messrs. Mandelbaum and Targan are affiliated with each other in businesses and in the practice of law.

COMMITTEES OF THE BOARD OF TRUSTEES

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee.

     The Board held six meetings during 1999. Each trustee of the Company attended at least 80% of the combined total of meetings of the Board and all committees on which he served during that period.

  Executive Committee

     The Executive Committee possesses and may exercise certain powers of the Board in the management of the business affairs of the Company, except those reserved to the Board under Maryland law. The Executive Committee consists of Messrs. Roth, Fascitelli, Simon and Wight. Mr. Roth is Chairman of the Executive Committee. The Executive Committee did not meet in 1999.

  Audit Committee

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews and other procedures. The Audit Committee, which held four meetings during 1999, consists of three members, Messrs. West, Mandelbaum and Simon. Mr. West is the Chairman of the Audit Committee. Effective May 31,

2000, Mr. Targan will replace Mr. Mandelbaum on the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the 1993 Omnibus Share Plan of Vornado Realty Trust (the "Omnibus Share Plan"). The Committee, which held three meetings during 1999, consists of two members, Messrs. Simon and West. Mr. Simon is the Chairman of the Compensation Committee.

                             COMPENSATION COMMITTEE
                            OF THE BOARD OF TRUSTEES
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board is responsible for establishing the terms of the compensation of the Company's executive officers.

     Each of the executive officers receives a base salary. The Committee periodically reviews and adjusts Mr. Roth's base salary. Mr. Roth's current base salary of $625,000 was established in November 1991. Mr. Fascitelli's base salary is $600,000 in accordance with the employment agreement entered into on December 2, 1996. The base salary of Mr. Greenbaum is $425,000 in accordance with the employment agreement entered into on April 15, 1997. The base salary of Mr. Macnow is $425,000 in accordance with the employment agreement entered into as of January 1, 1998. The base salary of Mr. Hakim is $400,000 in accordance with the employment agreement entered into as of April 1, 1998. The employment agreement for Mr. Macnow provides for an annual adjustment of his base salary equal to 125% of the percentage increase in the prior year's consumer price index. See "Executive Compensation -- Employment Contracts".

     The factors and criteria which the Committee utilizes in establishing the compensation of the Company's executive officers (including Mr. Roth) include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Committee in establishing the terms of the executive officers' compensation has been to provide strong financial incentives for the executive officers to maximize shareholder value. The Committee believes that the best way to accomplish this objective is to grant substantial share options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's Share price.

     In February 1999, Mr. Roth was granted options to purchase 1,000,000 Shares, exercisable at the current market price on the date the option was granted. At December 31, 1999, a loan due from Mr. Roth in connection with his stock option exercises was $13,122,500 bearing interest at 4.49% per annum (based on the Applicable Federal Rate). During 1999, the Company amended Mr. Roth's loan to (i) change the interest rate to the Applicable Federal Rate from a floating rate equal to the broker call rate and (ii) extend the maturity to January 2006 from December 2002. The Company also provided Mr. Roth with the right to draw up to $15,000,000 of additional loans on a revolving basis. Each additional loan will bear interest, payable quarterly, at the Applicable Federal Rate on the date the loan is made and will mature on the sixth anniversary of the loan. Mr. Roth's loan and any additional loans drawn under the arrangement described above are secured by 1,500,000 Shares.

     The employment agreement of Michael D. Fascitelli, President, provides in addition to his annual salary, that he receive a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable at the Company's option in 919,540 of its Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, the Deferred Payment is being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997. In February 1999, Mr. Fascitelli was granted options to purchase 750,000 Shares, exercisable at the current market price on the date the option was granted. In addition, Mr. Fascitelli's employment agreement provides that he may receive loans of up to $10 million from the Company during the term of his employment. As of December 31, 1999, Mr. Fascitelli had borrowed $7,600,000 from the Company.

     The employment agreement of David R. Greenbaum, Chief Executive Officer of the New York Office Division, provides that Mr. Greenbaum may receive loans of up to $10 million from the Company during the term of his employment agreement. As of December 31, 1999, Mr. Greenbaum had borrowed $1,000,000 from the Company. In February 1999, Mr. Greenbaum was granted options to purchase 150,000 Shares, exercisable at the current market price on the date the option was granted. Mr. Greenbaum's loan is secured by 75,000 Class A Units in Vornado Realty L.P.

     The employment agreement of Joseph Macnow, Executive Vice
President -- Finance and Administration, provides an undertaking to use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In February 1999, Mr. Macnow was granted options to purchase 125,000 Shares, exercisable at the current market price on the date the option was granted.

     The employment agreement of Mr. Hakim, Chief Executive Officer of the Merchandise Mart Division, provides an undertaking to use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Hakim options to purchase 100,000 Shares at a purchase price equal to the fair market value of the shares on the dates the options are granted. In February 1999, Mr. Hakim was granted options to purchase 125,000 Shares, exercisable at the current market price on the date the option was granted.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to any individual named in the Summary Compensation Table which is not "performance based", as defined in Section 162(m). Options granted under the Company's Omnibus Share Plan to date satisfy the performance based requirements under the final regulations issued with respect to Section 162(m). The deferred payment to Mr. Fascitelli does not meet the re-quirements of Section 162(m) and will thus be subject to the $1,000,000 limitation when paid.

               STANLEY SIMON
               RICHARD WEST

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's Share price performance to the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and to the published National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REITS). The graph assumes that $100 was invested on December 31, 1994 in each of the Shares, the S&P 500 Index and the NAREIT All Equity Index, and that all dividends were reinvested. THERE CAN BE NO ASSURANCE THAT PERFORMANCE OF THE COMPANY'S SHARES WILL CONTINUE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW. [PERFORMANCE LINE GRAPH]

                                                                                                            NAREIT ALL EQUITY
                                                  VORNADO REALTY TRUST            S&P 500 INDEX                 INDEX(1)
                                                  --------------------            -------------             -----------------
1994                                                     100.00                      100.00                      100.00
1995                                                     110.00                      137.00                      115.00
1996                                                     161.00                      169.00                      156.00
1997                                                     295.00                      225.00                      188.00
1998                                                     219.00                      290.00                      155.00
1999                                                     222.00                      351.00                      148.00

---------------
(1) Excluding Health Care REITs.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the beneficial ownership of Shares and Class A Units and those units convertible into Class A Units of limited partnership interest (collectively, "Units") in Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"), of (i) each person holding more than a 5% interest in the Company or the Operating Partnership (other than the Company), (ii) trustees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table set forth below, and (iv) the trustees and executive officers of the Company as a group. Unless otherwise noted, the address of all such persons is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                               NUMBER OF
                                 SHARES                       PERCENT OF ALL
                               AND UNITS     PERCENT OF ALL     SHARES AND
                              BENEFICIALLY       SHARES           UNITS
  NAME OF BENEFICIAL OWNER      OWNED(1)       (1)(2)(3)        (1)(2)(4)
  ------------------------    ------------   --------------   --------------
NAMED EXECUTIVE OFFICERS AND
  TRUSTEES
Steven Roth(5)(6)(7)........   15,870,900         18.1%            15.4%
Russell B. Wight,
  Jr.(5)(8).................   13,484,800         15.6%            13.3%
David Mandelbaum(5).........   13,261,998         15.3%            13.1%
Michael D.
  Fascitelli(7)(9)..........    3,609,540          4.0%             3.5%
David R.
  Greenbaum(7)(10)(11)......    3,571,798          4.1%             3.5%
Joseph Macnow(7)............      484,500        *                *
Joseph Hakim(14)............      505,467        *                *
Ronald Targan...............      750,000        *                *
Stanley Simon...............       75,000        *                *
Richard West(12)............       21,000        *                *
All trustees and executive
  officers as a group (13
  persons)..................   26,165,188         28.5%            24.5%
OTHER BENEFICIAL OWNERS
Interstate(5)...............   12,943,000         15.0%            12.8%
Cohen & Steers Capital
  Management, Inc.(13)......    9,317,200         10.2%             8.7%

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated, each person is the direct owner of, and has sole investment power with respect to, such Shares and Units. Numbers and percentages in table are based on 86,541,288 Shares and 14,895,464 Units outstanding as of April 20, 2000.

 (2) In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned approximately 86% of the common limited partnership interest in, the Operating Partnership as of April 20, 2000. At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the Company) will have the right to have their Units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share for each Unit redeemed or, at the option of the Company, one Share for each Unit tendered, subject to customary antidilution provisions (the "Unit Redemption Right"). Holders of Units may be able to sell Shares received upon the exercise of their Unit Redemption Right in the public market pursuant to registration rights agreements with the Company. The Company has filed registration statements with the Securities and Exchange Commission to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

 (3) Assumes that all Units held by the beneficial owner are redeemed for Shares. The total number of Shares or Units outstanding used in calculating this percentage assumes that all Shares or Units that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the exchange of Units for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (4) Assumes that all Units with the right to convert within 60 days upon the exchange of Units for Shares are redeemed for Shares.

 (5) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 12,943,000 Shares. These Shares are included in the total Shares and the percentage of class for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

 (6) Includes 82,900 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 36,000 Shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

 (7) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Steven
     Roth -- 1,345,000; Michael D. Fascitelli -- 2,690,000; David R.
     Greenbaum -- 533,400; Joseph Macnow -- 409,500; Joseph Hakim -- 109,500; and all trustees and executive officers as a group -- 5,332,656.

 (8) Includes 64,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power.

 (9) Includes 919,540 Shares held in a trust for the benefit of Mr. Fascitelli.

(10) The address for this beneficial owner is c/o Mendik Realty Company, Inc., 330 Madison Avenue, New York, New York 10017.

(11) Includes (i) 765,183 Units which are held by The Mendik Partnership, L.P. ("TMP") in which Mr. Greenbaum is one of the limited partners and controls the company which is the general partner of TMP, (ii) 486,540 Units which are held by FW/Mendik REIT, L.L.C., which is comprised of two members controlled by Mr. Greenbaum, (iii) 1,767,035 Units which are held by Mendik Holdings LLC, of which TMP is a member, and (iv) 2,030 Units held by M Westport Associates, a partnership of which Mr. Greenbaum is a partner. Mr. Greenbaum disclaims beneficial ownership of all these Units except to the extent of his pecuniary interest therein. Does not include 16,909 Units which are held by Mr. Greenbaum's wife, as to which Mr. Greenbaum disclaims any beneficial interest.

(12) Mr. West and his wife own 3,000 of these Shares jointly. Mr. West holds 18,000 of these Shares in self-directed Keogh accounts.

(13) Based on Schedule 13G filed on February 10, 2000, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 8,121,200 Shares and has the sole power to dispose or to direct the disposition of 9,317,200 Shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017.

(14) Includes 395,967 Units which are held by H2K LLC in which Mr. Hakim holds a controlling interest. Mr. Hakim disclaims beneficial ownership of all these Units except to the extent of his pecuniary interest therein.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation during each of the past three fiscal years for each of the five highest paid executive officers of the Company whose total compensation aggregated $100,000 or more in 1999 ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                     COMPENSATION
                                       ANNUAL COMPENSATION              AWARDS       ALL OTHER
       NAME AND                 ----------------------------------   ------------   COMPENSATION
  PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   OTHER($)(1)     OPTIONS         ($)(2)
  ------------------     ----   ---------   --------   -----------   ------------   ------------
Steven Roth              1999     625,000   400,000            0      1,000,000(3)     73,145
 Chairman and Chief      1998     625,000         0            0      1,500,000(3)     64,583
 Executive Officer       1997     625,000         0            0              0        61,397
Michael D. Fascitelli    1999     600,000   400,000            0        750,000(3)      5,629
 President               1998     600,000         0            0        500,000(3)      4,215
                         1997     600,000         0                           0         3,049
                                                               0
David R. Greenbaum       1999     450,000   100,000            0        150,000(3)     12,115
 Chief Executive         1998     425,000   100,000            0        150,000(3)      7,500
 Officer of the          1997     212,500(4) 100,000           0        570,000(3)     11,305
 New York Office
 Division
Joseph Macnow            1999     450,000   100,000       68,107        125,000(3)     84,870
 Executive Vice          1998     425,000   100,000       64,895        100,000(3)     72,351
 President -- Finance    1997     380,500   100,000       60,589         75,000(5)     22,666
 and Administration
Joseph Hakim             1999     400,000   130,000            0        125,000(3)      5,295
 Chief Executive         1998     262,000(6) 100,000           0        100,000(3)      1,440
 Officer of
 Merchandise Mart
 Division

---------------
(1) Represents the forgiveness by the Company of one-fifth of the loan amount (together with interest) due from Mr. Macnow. The loan was issued in connection with Mr. Macnow's option exercises in prior years. The Company has agreed that on each January 1st (commencing January 1, 1997) it will forgive one-fifth of the amount due from Mr. Macnow, provided he remains an employee of the Company.

(2) Represents annual amounts of (i) employer paid contributions to the Company's 401(k) retirement plan and (ii) Company paid whole life insurance premiums. Employer contributions to the Company's 401(k) retirement plan become vested 100% after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company's non-discriminatory group term life insurance benefit for all full time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

(3) Options are exercisable 34% twelve months after grant, and 33% after each of the following two twelve-month periods.

(4) Mr. Greenbaum's employment with the Company commenced on April 15, 1997.

(5) Options are exercisable 25% nine months after grant, and 25% after each of the following three six-month periods.

(6) Mr. Hakim's employment with the Company commenced on April 1, 1998.

     The following table lists all grants of share options and share appreciation rights to the Covered Executives made in 1999 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made in 1999. The Company has not, to date, granted any share appreciation rights.

                             OPTION GRANTS IN 1999

                                                                            POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                           VALUE AT
                                    ----------------------                     ASSUMED ANNUAL
                                    % OF TOTAL                                    RATES OF
                       NUMBER OF     OPTIONS                                     SHARE PRICE
                         SHARES     GRANTED TO   EXERCISE                     APPRECIATION FOR
                       UNDERLYING   EMPLOYEES     OR BASE                      OPTION TERM(2)
                        OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -------------------------
NAME                    GRANTED        YEAR      SHARE(1)       DATE          5%            10%
----                   ----------   ----------   ---------   ----------   -----------   -----------
Steven Roth            1,000,000        31%      $33.5625     2/16/09     $21,107,339   $53,490,141

Michael D. Fascitelli    750,000        23%      $33.5625     2/16/09     $15,830,504   $40,117,606

David R. Greenbaum       150,000         5%      $33.5625     2/16/09     $ 3,166,101   $ 8,023,521

Joseph Macnow            125,000         4%      $33.5625     2/16/09     $ 2,638,417   $ 6,686,268

Joseph Hakim             125,000         4%      $33.5625     2/16/09     $ 2,638,417   $ 6,686,268

---------------
(1) The exercise or base price per Share is equal to the current market price on the date the option was granted.

(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Shares shown over their ten-year term. For example, a 5% growth rate, compounded annually, results in a price of $54.67 per Share and a 10% growth rate, compounded annually, results in a price of $87.05 per Share. These Potential Realizable Values are listed to comply with the regulations of the Securities and Exchange Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on share option exercises are dependent on the future performance of the Shares.

     The following table summarizes all exercises of options during 1999, and the number and value of options held at December 31, 1999, by the Covered Executives.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR END OPTION VALUES

                                                  NUMBER OF
                                                 UNEXERCISED        VALUE OF UNEXERCISED
                        SHARES                   OPTIONS AT             IN-THE-MONEY
                       ACQUIRED                   12/31/99          OPTIONS AT 12/31/99
                          ON       VALUE        EXERCISABLE/            EXERCISABLE/
        NAME           EXERCISE   REALIZED      UNEXERCISABLE          UNEXERCISABLE
        ----           --------   --------   -------------------   ----------------------
Steven Roth              --         $--        510,000/1,990,000   $                  0/0
Michael D. Fascitelli    --          --      2,270,000/2,480,000    18,963,000/12,642,000
David R. Greenbaum       --          --          432,900/437,100          824,904/406,296
Joseph Macnow            --          --          334,000/191,000              3,792,375/0
Joseph Hakim             --          --           34,000/191,000                      0/0

EMPLOYEE RETIREMENT PLAN

     Effective December 31, 1997, the Company froze the employee retirement plan which provided retirement benefits to full-time employees of the Company. Benefits under the plan will continue to vest upon the completion of five years of service for all eligible employees. However, employees will not earn any additional benefits after December 31, 1997. In addition, no new participants will be eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant's base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant's base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant's past service.

     The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives payable upon normal retirement at age 65. The estimated annual benefit payable at age 65 to Mr. Roth is $45,003; and to Mr. Macnow, $29,002.

EMPLOYMENT CONTRACTS

  Michael D. Fascitelli

     Mr. Fascitelli has a five-year employment contract which commenced on December 2, 1996 and which provides for an annual salary of $600,000. In addition to his annual salary, he received a deferred payment (the "Deferred Payment") consisting of $5,000,000 in cash (which has been invested in marketable securities at the direction of Mr. Fascitelli) and a $20,000,000 convertible obligation payable at the Company's option in 919,540 Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, the Deferred Payment is being held in an irrevocable trust for the benefit of Mr. Fascitelli. The Deferred Payment obligation to Mr. Fascitelli vested on December 2, 1997. In February 1999, Mr. Fascitelli was granted options to purchase 750,000 Shares, exercisable at the current market price on the date the option was granted. Mr. Fascitelli may also receive loans of up to $10 million from the Company during the term of the employment agreement. As of December 31, 1999, Mr. Fascitelli had borrowed $7,600,000 from the Company. He has also been given the use of a company automobile.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include a change in Mr. Fascitelli's responsibilities, change in control of the Company, relocation of the Company or the failure of the Company to comply with the terms of the agreement), payment of his base salary shall continue for three years, offset in the second and third years for compensation received from another employer, and benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  David R. Greenbaum

     Mr. Greenbaum has an employment agreement with a term through April 30, 2000 pursuant to which he serves as Chief Executive Officer of the New York Office Division of the Company. The employment agreement provides for annual base compensation in the amount of $425,000. In February 1999, Mr. Greenbaum was granted options to purchase 150,000 Shares, exercisable at the current market price on the date of grant. Mr. Greenbaum also may receive loans of up to $10 million from the Company during the term of the employment agreement. As of December 31, 1999, Mr. Greenbaum had borrowed $1,000,000 from the Company. He has also been given the use of a company automobile.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Greenbaum's responsibilities, change in control of the Company, relocation of the New York Office Division's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Joseph Macnow

     Mr. Macnow has an employment agreement with a term through December 31, 2000 pursuant to which Mr. Macnow serves as Executive Vice President -- Finance and Administration. The employment agreement provides for annual base compensation in the amount of $425,000, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares during each of the three years at a purchase price equal to the fair market value of the Shares on the dates the options are granted. In February 1999, Mr. Macnow was granted options to purchase 125,000 Shares exercisable at the current market price on the date the option was granted.

     The agreement also provides that if Mr. Macnow's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), he will receive: (a) a lump sum payment of three times the sum of
(i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if Mr. Macnow's employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Joseph Hakim

     Mr. Hakim has an employment agreement with an initial term through March 31, 2001 pursuant to which he serves as Chief Executive Officer of the Merchandise Mart Division of the Company. The employment agreement provides for annual base compensation in the amount of $400,000. In February 1999, Mr. Hakim was granted options to purchase 125,000 Shares, exercisable at the current market price on the date of grant.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Hakim's responsibilities, change in control of the Company, relocation of the Merchandise Mart Division's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Hakim will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

  Melvyn Blum

     Mr. Blum has an employment agreement with a term of January 24, 2000 through January 23, 2005 pursuant to which he serves as Executive Vice-President -- Development of the Company. The employment agreement provides for annual base compensation in the amount of $500,000. Mr. Blum also received 148,148 restricted Shares that vest over a five-year period. In March 2000, Mr. Blum was granted options to purchase 225,000 Shares, exercisable at the current market price on the date of grant. Mr. Blum also may receive loans of up to $2 million from the Company during the term of the employment agreement.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Blum's responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), Mr. Blum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options and restricted stock shares granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

COMPENSATION OF TRUSTEES

     The Company compensated Messrs. Wight, Mandelbaum and Targan at a rate of $25,000 per year for serving as trustees plus $750 for each meeting of the Board or of any committee of the Board which the trustee attends. The Company compensated Stanley Simon and Associates, of which Stanley Simon is the owner, and Richard West at a rate of $50,000 per year in addition to $750 for each meeting. Messrs. Roth and Fascitelli received no compensation for their serving as trustees.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee, consisting of Messrs. Simon and West, grants awards under the Company's Omnibus Share Plan and makes all other executive compensation determinations. Messrs. Roth and Fascitelli are the only officers or employees of the Company or any of its subsidiaries who are members of the Board. There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Formation of the Operating Partnership and Transactions Involving the Mendik Group

     In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the

Company conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned an approximate 86% common limited partnership interest in, the Operating Partnership as of April 20, 2000.

     Simultaneously with the formation of the Operating Partnership, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and the management company held by Bernard H. Mendik, formerly Co-Chairman of the Board of the Company, and David
R. Greenbaum, Chief Executive Officer of the New York Office Division of the Company, and certain entities controlled by them (the "Mendik Group") and certain of its affiliates (the "Mendik Transaction").

     Pursuant to the Mendik Transaction, Mendik Management Company Inc. ("MMC") was formed. The Operating Partnership received 100% of MMC's nonvoting common stock which entitles it to 95% of the net operating cash flow distributed by MMC to its shareholders. Steven Roth, Chairman of the Board of the Company, Michael Fascitelli, President and Trustee of the Company, and David Greenbaum own the voting common stock of MMC. MMC will allocate expenses to the Operating Partnership to the extent that MMC employees perform services on behalf of the Operating Partnership.

     The Mendik Group owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the Mendik Group to provide such services in the Company's Manhattan office buildings. Although the terms and conditions of the contracts pursuant to which these services are provided were not negotiated at arm's length, the Company believes, based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company. The Company was charged fees in connection with these contracts of $40,974,000 for the year ended December 31, 1999, a por-tion of which is expected to be reimbursed to the Company by its tenants.

  Transactions Involving Vornado Operating

     General. Vornado Operating was incorporated on October 30, 1997, as a wholly owned subsidiary of the Company. In order to maintain its status as a REIT for federal income tax purposes, the Company is required to focus principally on investment in real estate assets. Accordingly, the Company is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. Vornado Operating was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. Vornado Operating is intended to function principally as an operating company, in contrast to the Company's principal focus on investment in real estate assets. Vornado Operating is able to do so because it is taxable as a regular "C" corporation rather than as a REIT.

     Vornado Operating will seek to become the operator of businesses conducted at properties it leases from the Company, as contemplated by the Agreement between the Company and Vornado Operating (the "Vornado Agreement"), referred to below.

     The Distribution. On October 16, 1998, the Operating Partnership made a distribution (the "Distribution") of one share of common stock, par value $.01 per share (the "Common Stock"), of Vornado Operating for 20 Units of the Operating Partnership (including units owned by the Company) held of record as of the close of business on October 9, 1998 and the Company in turn made a distribution of the Common Stock it received to the holders of its Shares. While no Common Stock was distributed in respect of the Company's $3.25 Series A Convertible Preferred Shares, the Company adjusted the Conversion Price to take into account the Distribution. Vornado Operating's Common Stock is listed on the American Stock Exchange under the symbol "VOO".

     Capital Contribution and Revolving Credit Agreement. The Company initially capitalized Vornado Operating with an equity contribution of $25,000,000 of cash. As part of its formation, Vornado Operating was granted a $75,000,000 unsecured five-year revolving credit facility from Vornado (the "Revolving Credit Agreement"). Borrowings under the Revolving Credit Agreement bear interest at a floating rate per annum equal to LIBOR plus 3% (9.09% at December 31, 1999). Commencing January 1, 1999, Vornado Operating pays the Company a commitment fee equal to 1% per annum on the average daily unused portion of the facility. Amounts may be borrowed under the Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75,000,000). Only interest and commitment fees are payable under the Revolving Credit Agreement until it expires. The Revolving Credit Agreement prohibits Vornado Operating from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits Vornado Operating from paying dividends. Debt under the Revolving Credit Agreement is recourse to Vornado Operating. At December 31, 1999, $4,587,000 was outstanding under the Revolving Credit Agreement.

     Agreement with Vornado Operating. The Company and Vornado Operating are parties to an Agreement pursuant to which, among other things, (a) the Company will under certain circumstances offer Vornado Operating an opportunity to become the lessee of certain real property owned now or in the future by the Company (under mutually satisfactory lease terms) and (b) Vornado Operating will not make any real estate investment or other REIT-qualified investment unless it first offers the Company the opportunity to make such investment and the Company has rejected that opportunity.

     Under the Vornado Agreement, the Company provides Vornado Operating with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, Vornado Operating compensates the Company in an amount determined in good faith by the Company as the amount an unaffiliated third party would charge Vornado Operating for comparable services and will reimburse the Company for certain costs incurred and paid to third parties on behalf of Vornado Operating. For the year ended December 31, 1999, approximately $330,000 of compensation for such services was charged pursuant to the Agreement.

     Vornado Operating and the Company each have the right to terminate the Agreement if the other party is in material default of the Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, the Company has the right to terminate the Agreement upon a change in control of Vornado Operating.

     Vornado Operating's Management. Messrs. Roth, Fascitelli, West and Wight are directors of Vornado Operating. Mr. Roth is also Chairman of the Board and Chief Executive Officer of Vornado Operating, Mr. Fascitelli is also President of Vornado Operating, and certain other members of the Company's senior management hold corresponding positions with Vornado Operating.

     The Temperature Controlled Logistics Companies. On October 31, 1997, partnerships (the "Vornado/Crescent Partnerships") in which affiliates of the Company have a 60% interest and affiliates of Crescent Real Estate Equities Company have a 40% interest acquired each of AmeriCold Corporation ("Americold") and URS Logistics, Inc. ("URS"). In June 1998, the Vornado/Crescent Partnerships acquired the assets of Freezer Services, Inc. and in July 1998 acquired the Carmar Group (Americold, URS, Freezer Services, Inc. and the Carmar Group, collectively, the "Temperature Controlled Logistics Companies").

     On March 11, 1999, the Vornado/Crescent Partnerships sold all of the non-real estate assets of the Temperature Controlled Logistics Companies encompassing the operations of the Temperature Controlled Logistics business for approximately $48,700,000 to a new partnership owned 60% by Vornado Operating and 40% by Crescent Operating Inc. (collectively "Americold Logistics"). The new partnership leases the underlying Temperature Controlled Logistics warehouses used in this business from the Vornado/Crescent Partnerships which continue to own the real estate. The leases generally have a 15 year term with two-five year renewal options and provide for the payment of fixed base rent and percentage rent based on customer revenues. The new partnership is required to pay for all costs arising from the operation, maintenance and repair of the properties as well as property capital expenditures in excess of $5,000,000 annually. Fixed base rent and percentage rent was approximately $134,000,000 for the period from March 11, 1999 through December 31, 1999. The new partnership has the right to defer a portion of the rent for up to three years beginning on March 11, 1999 to the extent that available cash, as defined in the leases, is insufficient to pay such rent and pursuant thereto, rent was deferred as of December 31, 1999, of which the Company's share is $3,240,000.

     Disposition and Acquisition of Interest in Charles E. Smith Commercial Realty L.P. ("CESCR"). On December 31, 1998, the Company sold approximately 1.7% of the outstanding partnership units of CESCR (a Delaware limited partnership) to Vornado Operating for an aggregate purchase price of approximately $12,900,000, or $34 per unit. The purchase price was funded out of Vornado Operating's working capital. After giving effect to this purchase, the Company owned approximately 9.6% of CESCR as of December 31, 1998. In connection with this purchase, the Company granted to Vornado Operating an option to require the Company to repurchase all of the CESCR units at the price at which Vornado Operating purchased the CESCR units, plus a cumulative return on such amount at a rate of 10% per annum. The option was exercised on March 4, 1999. Accordingly, the Company reacquired the CESCR units from Vornado Operating for $13,200,000.

  Transactions Involving Interstate and Alexander's

     As of December 31, 1999, Interstate and its partners owned approximately 17.8% of the Shares of the Company and 27.3% of Alexander's common stock. Interstate is a general partnership in which Steven Roth, David Mandel-baum and Russell B. Wight, Jr. are the three general partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate, the Chairman of the Board and Chief Executive Officer of Vornado Operating and the Chief Executive Officer and a director of Alexander's. Mr. Mandelbaum and Mr. Wight are Trustees of the Company, and Mr. Wight is a director of Vornado Operating.

     The Company currently manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives a quarterly fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days' notice at the end of the term. Although the management agreement was not negotiated at arm's length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the year ended December 31, 1999, $1,262,000 of management fees were earned by the Company pursuant to the management agreement.

     Between October 21, 1999 and April 5, 2000, the Company increased its ownership in Alexander's from 29.3% to 33.1% by acquiring an additional 188,500 shares of Alexander's common stock. On October 20, 1999, the Company loaned Alexander's an additional $50,000,000 on the same terms and conditions as the Company's existing $45,000,000 loan to Alexander's. Both loans, which were scheduled to mature on March 15, 2000, have been extended for one year to March 15, 2001. The interest rate has been reset from 14.18% to 15.72% per annum, reflecting an increase in the underlying Treasury rate.

     Alexander's is currently undertaking the excavation of, and laying the foundation for, its Lexington Avenue property as part of the proposed development of a large multi-use building. In connection therewith, Alexander's purchased 140,000 square feet of development rights from the Company for $12,200,000 (the Company's cost plus $243,000 in interest and closing costs). The development rights were contracted for and paid for in 1999, with the closing scheduled to take place when the developments which give rise to the development rights are completed in 2000.

     Alexander's is managed by, and its properties are leased by, the Company, pursuant to agreements with a one-year term which automatically renew.

     The annual management fee payable to the Company by Alexander's is equal to the sum of (i) $3,000,000, (ii) 3% of the gross income from the Kings Plaza Mall ($501,751 for the year ended December 31, 1999), plus (iii) 6% of development costs with minimum guaranteed fees of $750,000 per annum.

     The leasing agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth years of a lease term. Subject to the payment of rents by Alexander's tenants, the Company is due $1,756,000 at December 31, 1999. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later.

     On July 6, 1995, the Company assigned its management agreement with Alexander's to Vornado Management Corp. ("VMC"), a New Jersey corporation. In exchange, the Company received 100% of the nonvoting stock of VMC, which entitles it to 95% of net operating cash flow distributed by VMC to its shareholders. Steven Roth and Richard West, trustees of the Company, own all of the voting stock of VMC. VMC is responsible for its pro rata share of compensation and fringe benefits of common employees and 30% of other common expenses.

  Certain Other Transactions

     In August 1999, the Company granted Allied Riser Communications Corporation ("Allied Riser") a non-exclusive right to install fiber-optic networks and to provide broadband data, video and voice communications services in the Company's office buildings in return for a share of revenues and warrants to purchase Allied Riser common stock. Around the same time, the Company purchased six shares of Allied Riser Series B Convertible Preferred Stock ("Allied Riser Preferred Stock") for a price of $1 million per share and 712,865 shares of Allied Riser common stock ("Allied Riser Common Stock") for a price of $.002 per share and certain institutional investors unaffiliated with Allied Riser or the Company purchased shares of Allied Riser Preferred Stock and Allied Riser Common Stock at the same per share prices. Each share of Allied Riser Preferred Stock was convertible into 55,556 shares of Allied Riser Common Stock. Concurrently with the Company's purchase, the Company's disinterested Trustees concluded that the Company should sell one-half of the shares of Allied Riser Preferred Stock and Allied Riser Common Stock it had purchased to certain officers of the Company for the same per share price. In reaching this conclusion, the disinterested Trustees determined that the per share price to be paid by the officers was appropriate based upon, among other factors, the fact that this price was equal to the per share prices that the Company and certain institutional investors had paid for shares at the same time, the illiquidity of the shares and the significant risks inherent in the investment (offset to some extent by the fact that Allied Riser was planning to go public in the fourth quarter of 1999 and the possibility that the shares might be worth more than their purchase price as a result thereof). Accordingly, within a few days of the Company's purchase of the shares, the Company sold (i) one share of Allied Riser Preferred Stock and 118,810 shares of Allied Riser Common Stock to each of Steven Roth and Michael D. Fascitelli, (ii) 0.225 of one share of Allied Riser Preferred Stock and 26,733 shares of Allied Riser Common Stock to each of Joseph Macnow, David Greenbaum, Joseph Hakim and one other executive officer or to trusts designated by them and (iii) 0.05 of one share of Allied Riser Preferred Stock and 5,941 shares of Allied Riser Common Stock to each of two non-executive officers of the Company.

     During 1999, the Company paid $80,200 for legal services, in connection with certiorari proceedings at its shopping centers, to the firm of Mandelbaum & Mandelbaum, P.C., of which David Mandelbaum is a member. All or substantially all of this amount is expected to be reimbursed to the Company by its tenants. In addition, during 1999, the Company paid $100,828 for legal services to the firm of Schechner and Targan, P.A., of which Ronald Targan is a member.

     At December 31, 1999, the loan due from Mr. Roth in connection with his stock option exercises was $13,122,500 ($4,705,000 of which is shown as a reduction in shareholders' equity) bearing interest at 4.49% per annum (based on the Applicable Federal Rate). During 1999, the Company amended Mr. Roth's loan to (i) change the interest rate to the Applicable Federal Rate from a floating rate equal to the broker call rate, and (ii) extend the maturity to January 2006 from December 2002. The Company also provided Mr. Roth with the right to draw up to $15,000,000 of additional loans on a revolving basis. Each additional loan will bear interest, payable quarterly, at the Applicable Federal Rate on the date the loan is made and will mature on the sixth anniversary of the loan. Mr. Roth's loan and any additional loans drawn under the arrangement described above are secured by 1,500,000 Shares.

     At December 31, 1999, a loan due from Mr. Macnow in connection with his stock option exercises was $68,000. The loan bears interest at a rate equal to the broker call rate (7.25% at December 31, 1999) but not less than the minimum Applicable Federal Rate provided under the Internal Revenue Code.

     At December 31, 1999, loans due from Mr. Fascitelli, in accordance with his employment agreement, aggregated $7,600,000. The loans mature in 2003 and bear interest, payable quarterly, at a weighted average interest rate of 5.16% (based on the Applicable Federal Rate).

     During 1999, the Company made a loan to Mr. Greenbaum in the amount of $1,000,000 in accordance with the terms of his employment contract. The loan has a five-year term and bears interest, payable quarterly, at a weighted average rate of 5.89% per annum (based on the mid-term Applicable Federal Rate provided under the Internal Revenue Code). Mr. Greenbaum's loan is secured by 75,000 Class A Units of the Operating Partnership.

     In connection with the Company's acquisition of (i) a 60% interest in three partnerships which own the Temperature Controlled Logistics Companies, (ii) the Hotel Pennsylvania, (iii) a 100% interest in a company that manages the trade shows held at the Merchandise Mart and the Apparel Center in Chicago and the Washington Design Center and the Washington Office Center in Washington, D.C.,
(iv) a retail cooperative, (v) the YMCA Development, (vi) a 30% interest in various investments associated with the Newkirk investment, (vii) a 50% interest in a healthcare management company, and (viii) a 50% interest in the Russian Tea Room, preferred stock affiliates were formed. The Operating Partnership received 100% of the nonvoting stock of these preferred stock affiliates which entitles it to 98% of the net operating cash flow distributed by the preferred stock affiliates to their shareholders. Steven Roth, Chairman of the Board and Chief Executive Officer of the Company, Michael D. Fascitelli, President and a Trustee of the Company, and, in some cases, Joseph Macnow, Executive Vice
President -- Finance and Administration of the Company, purchased and own all of the voting stock of these preferred stock affiliates which entitles them to the remaining 2% of the net operating cash flow distributed by these preferred stock affiliates.

                         APPROVAL OF PROPOSAL TO AMEND
                        THE COMPANY'S OMNIBUS SHARE PLAN

     The Board of Trustees is asking the shareholders to approve an amendment to the 1993 Omnibus Share Plan of Vornado Realty Trust (the "Omnibus Share Plan" or the "Plan") which would authorize the allocation of an additional 3,500,000 Shares to be reserved for issuance and sale under the Plan. The Omnibus Share Plan was first approved by the shareholders of the Company on May 6, 1993 and subsequently amended on June 2, 1999. Of the 21,500,000 Shares authorized under the Plan, 8,203,227 Shares were available for issuance as of December 31, 1999 and 3,639,269 Shares were available for issuance as of April 5, 2000. The fair market value of the Shares of the Company on April 20, 2000 was $34.5625 per Share.

     The purpose of the Omnibus Share Plan is to promote the financial interests of the Company by encouraging its employees and the employees of its subsidiaries to acquire an ownership position in the Company, enhancing its ability to attract and retain employees of outstanding ability and providing such employees with a way to acquire or increase their proprietary interest in the Company's success. The Trustees and the Compensation Committee have determined that it is in the best interest of the Company and the shareholders to add an additional 3,500,000 Shares to the Plan to further promote the Plan's objectives.

     For additional information regarding options granted to executive officers, see "Executive Compensation" above.

TERMS OF THE OMNIBUS SHARE PLAN

     Under the Omnibus Share Plan, employees of the Company may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Omnibus Share Plan is administered by the Compensation Committee which is authorized to select employees of the Company and its subsidiaries to receive awards, determine the type of awards to be made, determine the number of Shares or Share units subject to any award and the other terms and conditions of such awards. All employees of the

Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to receive awards under the Plan. As such criteria are subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time. Each officer of the Company can be granted awards under the Omnibus Share Plan.

     Except as determined by the Compensation Committee with respect to the transferability of stock options by a participant to such participant's immediate family members (or trusts, partnerships or limited liability companies established for such immediate family members), the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder.

  Stock Options

     Stock options entitle the holder to purchase the Company's Shares at a per Share price determined by the Compensation Committee which in no event may be less than the fair market value of the Shares on the date of grant. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or "nonqualified" stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The option price for Shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of Shares, by such other consideration as the Compensation Committee deems appropriate or by a combination of cash, Shares and such other consideration.

     The Plan provides for the grant of "reload stock options", at the discretion of the Committee, to a participant who uses Shares owned by the participant to pay all or a part of the exercise price of a stock option (including a reload stock option). A reload stock option will cover the number of Shares tendered in payment of the exercise price and will have a per Share exercise price not less than the fair market value of the Shares on the date of grant of the reload stock option.

     Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the Shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the Shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If such Shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the Shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of the Shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction.

  Stock Appreciation Rights

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a Share on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, Shares or a combination thereof.

  Performance Shares

     Performance share awards consist of a grant of actual Shares or Share units having a value equal to an identical number of the Company's Shares in amounts determined by the Compensation Committee at the time of grant. Performance share awards consisting of actual Shares entitle the holder to receive Shares in an amount based upon performance conditions of the Company over a performance period as determined by the Compensation Committee at the time of grant. Such performance share awards may provide the holder with dividends and voting rights prior to vesting. Performance share awards consisting of Share units entitle the holder to receive the value of such units in cash, shares or a combination thereof based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant. Such performance share awards may provide the holder with dividend equivalents prior to vesting.

  Restricted Stock

     Restricted stock awards consist of a grant of actual Shares or Share units having a value equal to an identical number of Shares of the Company. Restricted stock awards consisting of actual Shares entitle the holder to receive Shares of the Company. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of Share units entitle the holder to receive the value of such units in cash, Shares or a combination thereof as determined by the Compensation Committee. Such restricted stock awards may provide the holder with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Compensation Committee at time of grant.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S OMNIBUS SHARE PLAN. Proxies will be voted for the proposal unless specified otherwise in the proxies. The affirmative vote of holders of the majority of the outstanding Shares present, or represented by proxy, and entitled to vote is required for approval of this proposal. Consequently, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as Shares entitled to vote on the matter and will have no effect on the result of the vote.

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2000. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1999 fiscal year, and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

    ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

     In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934 to be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting, the proposals must be received at the principal executive office of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, Attention:
Secretary, on or before January 8, 2001.

     In addition, if a shareholder desires to bring business (including trustee nominations) before the 2001 Annual Meeting that is or is not the subject of a proposal timely submitted for inclusion in the Company's Proxy Statement, written notice of such business, as prescribed in the Bylaws, must be received by the Company's Secretary between February 1, 2001 and March 3, 2001. For additional requirements, a shareholder may refer to the Bylaws, a copy of which may be obtained from the Company's Secretary. If the Company does not receive timely notice pursuant to the Bylaws, the proposal may be excluded from consideration at the meeting.

                           By Order of the Board of Trustees,

                           Larry Portal
                           Assistant Secretary

May 8, 2000

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                 [VORNADO LOGO]

             Park 80 West, Plaza II, Saddle Brook, New Jersey 07663

                              VORNADO REALTY TRUST

                                     PROXY

    The undersigned shareholder, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 31, 2000 at 12:00 P.M., local time, upon any and all business as may properly come before the meeting and all postponements or adjournments thereof. Said proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF TRUSTEES, "FOR" THE AMENDMENT TO THE COMPANY'S OMNIBUS SHARE PLAN AND OTHERWISE IN THE DISCRETION OF THE PROXY.

                                 (Continued and to be Executed, on Reverse side)

                          (Continued from other side)

1.   ELECTION OF TRUSTEES:
     The Board of Trustees recommends a Vote "FOR" Election of the nominees for Trustees listed below.
     [ ]  FOR all nominees listed below
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     Nominees:  Steven Roth
     Michael D. Fascitelli
     Russell B. Wight, Jr.
     (each for a term ending at the Annual Meeting of Shareholders in 2003)
     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     ------------------------------------------------------------
2.   APPROVAL OF THE AMENDMENT TO THE COMPANY'S OMNIBUS SHARE
     PLAN:
     The Board of Trustees recommends a Vote "FOR" approval of
     the Amendment to the Company's Omnibus Share Plan
     FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

                                                Address Change and/or Comments [
                                                                               ]

                                                Please date and sign as your
                                                name or names appear hereon.
                                                Each joint owner must sign.
                                                (Officers, Executors,
                                                Administrators, Trustees, etc.,
                                                will kindly so indicate when
                                                signing.)

                                                Dated

       ------------------------------------------------------------------------,
                                                2000

                                                --------------------------------
                                                  Signature(s) of Shareholder(s)

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.